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                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated June 18, 1999, on the consolidated financial statements of Jato Communications Corp. as of December 31, 1998 and for the period from June 12, 1998 (date of inception) to December 31, 1998, and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP

Denver, Colorado,
  December 23, 1999